SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

HUNGARIAN TELEPHONE AND CABLE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HUNGARIAN TELEPHONE	1201 Third Avenue, Suite 3400
AND CABLE CORP.	Seattle, WA 98101-3034

April 9, 2003

Dear Stockholder:

On behalf of the Board of Directors, we cordially invite you to attend the Annual Meeting of Stockholders of Hungarian Telephone and Cable Corp. (the “Company”) to be held at 10:00 a.m. local time, on May 22, 2003 at the Boston Marriott Long Wharf Hotel, 296 State Street, Boston, Massachusetts 02109.

At the Annual Meeting the holders of Common Stock of the Company will consider and vote upon the election of directors and the ratification of the appointment of auditors. Your Board of Directors unanimously recommends a vote “FOR” the election of the nominees named herein as directors and the ratification of the appointment of auditors.

The attached Proxy Statement more fully describes the matters to be voted upon at the Annual Meeting and also includes information concerning the Company. We urge you to read carefully the information contained in the Proxy Statement.

We hope that you will be able to attend the Annual Meeting. If you cannot attend, your shares of Common Stock can be represented by completing, signing and dating the enclosed proxy, and returning it in the envelope provided (which requires no postage if mailed in the United States). You may, of course, withdraw your proxy if you attend the Annual Meeting and choose to vote in person.

Sincerely,

/S/ DARYL A. FERGUSON	/S/ TORBEN V. HOLM
Daryl A. Ferguson	Torben V. Holm
Chairman of the Board	Chairman of the Board

HUNGARIAN TELEPHONE AND CABLE CORP.

1201 Third Avenue, Suite 3400

Seattle, Washington 98101-3034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Hungarian Telephone and Cable Corp., a Delaware corporation (the “Company”), will be held at the Boston Marriott Long Wharf Hotel, 296 State Street, Boston, Massachusetts, 02109 on May 22, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect eight directors of the Company to serve until the 2004 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.	To ratify the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2003; and

to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to come before the Meeting.

The Board of Directors has fixed April 7, 2003 as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be maintained for inspection by an eligible stockholder (for any purpose germane to the Meeting) during normal business hours at the U.S. office of the Company which is located at 1201 Third Avenue, Suite 3400, Seattle, WA 98101-3034, phone 206-654-0204.

Whether or not you plan to attend the Meeting in person, please mark, execute, date and return the enclosed proxy promptly in the envelope provided. Should you attend the Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

/S/ PETER T. NOONE
Peter T. Noone
Secretary

Seattle, Washington

April 9, 2003

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A PRE-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

HUNGARIAN TELEPHONE AND CABLE CORP.

PROXY STATEMENT

HUNGARIAN TELEPHONE AND CABLE CORP.

1201 Third Avenue, Suite 3400

Seattle, Washington 98101-3034

April 9, 2003

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 22, 2003

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Hungarian Telephone and Cable Corp. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company, to be held at 10:00 a.m. local time, on May 22, 2003 at the Boston Marriott Long Wharf Hotel, 296 State Street, Boston, Massachusetts 02109, or at any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are first being sent or given to stockholders on or about April 10, 2003.

At the Meeting, the stockholders of the Company are being asked to consider and vote upon: (i) the election of eight directors of the Company to serve until the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and (ii) the ratification of the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2003.

Voting Rights and Proxy Information

All shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for election of all nominees for director named below and for the ratification of the appointment of auditors. The Company does not know of any matters, other than as described in the Notice of Annual Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. Proxies should not be sent by the stockholder to the Company, but to Continental Stock Transfer & Trust Company, the Company’s Registrar and Transfer Agent, at 17 Battery Place South, 8th Floor, New York, New York 10004. A pre-addressed, postage-paid envelope is provided for this purpose.

A proxy delivered pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Peter T. Noone, Secretary, Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400,

Seattle, Washington 98101-3034.

Vote Required for Approval

The presence, in person or by proxy, of a majority of the shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the Meeting. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Meeting. Thus, abstentions and proxies returned by brokers as “non-votes” on behalf of shares held in “street name” will have no effect on the outcome of the election of directors. For the vote with respect to the ratification of the appointment of auditors, abstentions will have the same effect as a vote against such matter and proxies returned by brokers as “non-votes” will not affect the outcome of such vote. Proxies submitted which contain abstentions or broker “non-votes” will be deemed present at the Meeting in determining the presence of a quorum.

Your Board of Directors has unanimously approved the nomination of the persons named herein for election as directors and the appointment of KPMG Hungaria Kft. Accordingly, the Board recommends a vote FOR the election of the nominees named herein as directors and the ratification of the appointment of auditors.

Voting Securities

April 7, 2003 has been set as the record date (the “Record Date”) for determining stockholders entitled to notice of, and to vote at, the Meeting. As of the close of business on the Record Date, there were outstanding 12,185,680 shares of Common Stock. Each holder thereof is entitled to one vote per share.

Stock Ownership of Certain Beneficial Owners

The following table sets forth, as of April 5, 2003, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficialy Owned (1)		Percent of Class (1)

CU CapitalCorp.	2,605,908	(2)	20.9%
c/o Citizens Communications Company
High Ridge Park
Stamford, Connecticut 06905

Postabank Rt.	2,428,572		19.9%
József nádor tér 1
H-1920 Budapest, Hungary

TDC A/S	3,865,302		31.7%
Noerregade 21
0900 Copenhagen C, Denmark

(1)	“Shares Beneficially Owned” includes shares held directly as well as shares which such entity may have the right to acquire within 60 days of April 5, 2003. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by such entity by the shares of Common Stock outstanding as of April 5, 2003 plus only those shares which such entity may have the right to acquire within 60 days of April 5, 2003.
(2)	Includes 300,000 shares of Common Stock which are issuable upon the conversion by CU CapitalCorp. of its 30,000 shares of the Company’s Series A Preferred Stock.

Potential Changes in Control

Pursuant to certain agreements from 1994 through 1999, the Company has issued 2,579,588 shares of Common Stock to TDC A/S, formerly known as Tele Danmark A/S (together with its affiliates, “TDC”). The agreements with TDC provide TDC with certain preemptive rights to purchase, upon the issuance of Common Stock in certain circumstances to third parties, shares of Common Stock in order to maintain its percentage ownership interest in the outstanding Common Stock of the Company. In July 2002 TDC acquired an additional 1,285,714 shares of Common Stock from the Danish Investment Fund for Central and Eastern Europe. TDC now owns 31.7% of the Company’s outstanding Common Stock.

In 1999 as part of a revision of its capital structure, the Company issued 2,428,572 shares of Common Stock, warrants to purchase 2,500,000 shares of Common Stock and notes maturing in 2007 in the aggregate amount of $25 million to Postabank Rt., a Hungarian commercial bank (“Postabank”). Postabank is also one of the banks in a banking syndicate with which the Company has an outstanding bank credit facility in the amount of approximately $104 million at the end of 2002. Postabank’s warrants entitle it to purchase 2,500,000 shares of Common Stock for $10 per share. The exercise period for such warrants begins on January 1, 2004 and expires on March 31, 2007. If Postabank were to exercise its warrants in full, it would own up to 33.6% of the Company’s outstanding Common Stock. Until the beginning of the exercise period of the warrants, the Company has the right to terminate the warrants in full or proportionately provided the Company (i) repays a proportionate amount of the outstanding principal on the notes issued to Postabank and (ii) pays an additional 7.5% of the aggregate principal amount of the notes repaid concurrently with the termination of the warrants.

As a result of certain agreements with subsidiaries of Citizens Communications Company (together with its affiliates, “Citizens”), the Company has issued 1,902,908 shares of Common Stock to Citizens and 30,000 shares of the Company’s preferred stock convertible into 300,000 shares of Common Stock. Citizens has also purchased 300,000 shares of Common Stock from a former officer of the Company and 103,000 shares of Common Stock on the open market. Presently Citizens owns 18.9% of the Company’s outstanding Common Stock. The agreements with Citizens provide Citizens with certain preemptive rights to purchase, upon the issuance of Common Stock in certain circumstances to third parties, shares of Common Stock in order to maintain its percentage ownership interest in the outstanding Common Stock of the Company on a fully diluted basis.

Stock Ownership of Management

The following table sets forth, as of April 5, 2003, certain information as to the shares of Common Stock beneficially owned by an executive officer and certain officers of the Company, and as to the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class (1)

Current Officers and Employees

Ole Bertram	400,000	(2)	3.2

William T. McGann	57,200	(3)	*

Peter T. Noone	85,100	(4)	*

Directors and Executive Officers as a Group (7 persons)	527,697	(5)	4.2

*  Less than one percent

(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of April 5, 2003 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual (or group) by the shares of Common Stock outstanding as of April 5, 2003 plus only those shares which the individual (or group) has the right to acquire within 60 days of April 5, 2003.
(2)	Consists of 100,000 shares subject to options presently exercisable at $4.125 per share, 100,000 shares subject to options presently exercisable at $5.93 per share, 100,000 shares subject to options presently exercisable at $4.86 per share, and 100,000 shares subject to options presently exercisable at $4.72 per share granted pursuant to Mr. Bertram’s employment agreement. See “Election of Directors—Employment Agreements.”
(3)	Includes 1,000 shares subject to options presently exercisable at $5.81 per share, 5,000 shares subject to options presently exercisable at $5.93 per share, 10,000 shares subject to options presently exercisable at $4.86 per share, 20,000 shares subject to options presently exercisable at $4.72 per share, and 20,000 shares subject to options presently exercisable at $7.46 per share. See “Election of Directors – Employment Agreements.”
(4)	Includes 15,000 shares subject to options presently exercisable at $4.625 per share, 15,000 shares subject to options presently exercisable at $5.93 per share, 15,000 shares subject to options presently exercisable at $4.86 per share, 20,000 shares subject to options presently exercisable at $4.72 per share, and 20,000 shares subject to options presently exercisable at $7.46 per share granted pursuant to Mr. Noone’s employment agreement. See “Election of Directors—Employment Agreements.”
(5)	Does not include shares reported to be beneficially owned by CU CapitalCorp. Leonard Tow, a director of the Company, serves as a director and executive officer of both the parent company and an affiliate of CU CapitalCorp. Daryl A. Ferguson, a director of the Company, serves as a consultant to the parent company of CU CapitalCorp. Does not include shares reported to be beneficially owned by TDC A/S. Thomas Gelting and Torben V. Holm, directors of the Company, serve as officers of TDC A/S. See “- Stock Ownership of Certain Beneficial Owners.”

I.    ELECTION OF DIRECTORS

General

Pursuant to the Company’s By-laws, directors are elected to serve for a one-year term or until their respective successors have been elected and qualified. Seven of the eight nominees are incumbent directors who were elected at the last annual meeting of stockholders. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as described below, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.

Current Directors and Nominees for Director

The table below sets forth certain information, as of April 5, 2003, regarding the Company’s current Board of Directors and nominees for election to the Board of Directors, including beneficial ownership of Common Stock.

Name	Age	Position(s) Held in the Company	Director Since	Shares Beneficially Owned (1)	Percent of Class (1)

Current Directors who are Nominees for Election

Ole Bertram	67	Director, President and Chief Executive Officer	August 1997	400,000(2)	3.2

Daryl A. Ferguson	64	Director	March 1998	20,413(3)	*

Thomas Gelting	44	Director	February 2002	6,284(4)	*

Torben V. Holm	52	Director	March 1999	15,000(4)	*

John B. Ryan.	72	Director	September 1992	36,000(5)	*

William E. Starkey	67	Director	July 1996	35,000(6)	*

Leonard Tow	74	Director	August 1997	15,000(7)	*

Other Nominee for Election

Sandor Juhasz	30	Nominee		-(8)	*

*	Less than one percent.
(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of April 5, 2003 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual by the shares of Common Stock outstanding as of April 5, 2003 plus only those shares which the individual has the right to acquire within 60 days of April 5, 2003.

(2)	Consists of 100,000 shares subject to options presently exercisable at $4.125 per share, 100,000 shares subject to options presently exercisable at $5.93 per share, 100,000 shares subject to options presently exercisable at $4.86 per share, and 100,000 shares subject to options presently exercisable at $4.72 per share granted pursuant to Mr. Bertram’s employment agreement. See “—Employment Agreements.”
(3)	Includes 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, and 5,000 shares subject to options exercisable within 60 days at $5.78 per share granted under the Non-Employee Director Stock Option Plan. Does not include shares reported to be beneficially owned by CU CapitalCorp. See “Introduction—Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.” Mr. Ferguson is a consultant to Citizens Communications Company, which is the parent company of CU CapitalCorp.
(4)	Does not include shares reported to be beneficially owned by TDC A/S. See “Introduction—Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.” Messrs. Gelting and Holm are currently officers of TDC A/S. Mr. Gelting’s shares consist of 1,284 shares subject to options presently exercisable at $4.56 per share and 5,000 shares subject to options exercisable within 60 days at $5.78 per share granted under the Non-Employee Director Stock Option Plan. Mr. Holm’s shares consist of 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, and 5,000 shares subject to options exercisable within 60 days at $5.78 per share granted under the Non-Employee Director Stock Option Plan.
(5)	Includes 10,000 shares subject to options presently exercisable at $9.44 per share, 5,000 shares subject to options presently exercisable at $6.78 per share, 5,000 shares subject to options presently exercisable at $6.00 per share, 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, and 5,000 shares subject to options exercisable within 60 days at $5.78 per share granted under the Non-Employee Director Stock Option Plan.
(6)	Consists of 10,000 shares subject to options presently exercisable at $9.44 per share, 5,000 shares subject to options presently exercisable at $6.78 per share, 5,000 shares subject to options presently exercisable at $6.00 per share, 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, and 5,000 shares subject to options exercisable within 60 days at $5.78 per share granted under the Non-Employee Director Stock Option Plan.
(7)	Consists of 5,000 shares subject to options presently exercisable at $6.21 per share, 5,000 shares subject to options presently exercisable at $6.49 per share, and 5,000 shares subject to options exercisable within 60 days at $5.78 per share granted under the Non-Employee Director Stock Option Plan. Does not include shares reported to be beneficially owned by CU CapitalCorp. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.” Mr. Tow is currently an executive officer and director of Citizens Communications Company, which is the parent company of CU CapitalCorp.
(8)	Does not include shares reported to be beneficially owned by Postabank. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.” Mr. Juhasz is currently an employee of Postabank.

Ole Bertram. Mr. Bertram was appointed as the Company’s President and Chief Executive Officer effective January 1, 1999. Mr. Bertram is the Company’s only Executive Officer. Prior to joining the Company, Mr. Bertram was the Senior Vice President of Tele Danmark International since June 1997. Prior to that, Mr. Bertram was Technical Director of Tele Danmark International from May 1995 to June 1997, and Technical Director and Vice President of the Copenhagen Telephone Company from 1988 to May 1995.

Daryl A. Ferguson. Mr. Ferguson has been associated with Citizens Communications Company (“Citizens”) since 1989 where he was President and Chief Operating Officer from 1990 to 1999. Citizens owns 18.9% of the Company’s outstanding Common Stock. Mr. Ferguson retired as an executive officer of Citizens in 1999 and now serves as a consultant to Citizens. Pursuant to an agreement with Citizens, the Company is required, under certain conditions, to nominate for election to the Board one person designated by Citizens. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.”

Thomas Gelting. Mr. Gelting is currently a Vice President in the Corporate Business Development department of TDC A/S (formerly known as Tele Danmark A/S), a position he has held since 2001. TDC owns 31.7% of the Company’s outstanding Common Stock. Mr. Gelting has been with TDC since 1993 which has included various positions within the Treasury Group. His prior position before joining the Corporate Business Development department was as Vice President, Treasurer. Prior to joining TDC, Mr. Gelting was with the Danish Government, which included positions with the Central Bank of Denmark and the Ministry of Finance. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.”

Torben V. Holm. Mr. Holm is the head of TDC’s Corporate Business Development department. TDC owns 31.7% of the Company’s outstanding Common Stock. From 1994 to 2000 Mr. Holm was a Senior Vice President of Tele Danmark International (part of TDC). Mr. Holm is a member of the boards of several communications companies in which TDC holds investments. Pursuant to an agreement with TDC, the Company is required, under certain conditions, to nominate for election to the Board one person designated by TDC. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.”

John B. Ryan. Mr. Ryan has been a financial consultant since 1988. From 1984 through 1987 he was a Senior Vice President and member of the Executive Committee of Josephthal & Co., Inc., a member of the New York Stock Exchange. From 1967 to 1984, he was a General Partner, Director of Compliance and a member of the Executive Committee of Herzfeld & Stern, a member of the New York Stock Exchange. He is a member of the Arbitration Panel of the New York Stock Exchange, the National Association of Securities Dealers and the American Arbitration Association.

William E. Starkey. Mr. Starkey is currently a consultant. He was with GTE Corporation from 1964 to 1993, when he retired as a Senior Executive. While at GTE, he held various posts involving operations, marketing and customer service, regulatory, human resources, information systems, management and planning. He was the Chairman of the Tampa Chamber of Commerce in 1990 and the Chairman of Enterprise Corporation from 1994 to 1996 (a private non-profit organization, with over 60 employees providing management, technical and financial assistance to small- and medium-sized companies).

Leonard Tow. Mr. Tow has been the Chairman and Chief Executive Officer of Citizens Communications Company since 1990, where he served as Chief Financial Officer from 1991 to 1997. Citizens owns 18.9% of the Company’s outstanding Common Stock. He was Chief Executive Officer and a Director of Century Communications Corp., a cable television company, since its organization in 1973 to October 1999, and Chairman of the Board from 1989 to 1999 and Chief Financial Officer from 1973 to 1996. He was Chairman of the Board of Electric Lightwave, Inc. from 1990 to 2002. He is a Director of the United States Telephone Association. Pursuant to an agreement with Citizens, the Company is required, under certain conditions, to nominate for election to the Board one person designated by Citizens. See “Introduction – Stock Ownership of Certain Beneficial Owners” and

“Introduction – Potential Changes in Control.”

Sandor Juhasz. Mr. Juhasz has been employed by Postabank since 2001. Postabank owns 19.9% of the Company’s outstanding Common Stock. He was the advisor to the Chief Executive Officer of Postabank and is now the advisor to the Director of the Corporate Banking Division of Postabank. Mr. Juhasz has also been an Investment Director at Axa Pension Fund since 2000. Prior to joining Postabank, he was in the sales department at Nomura Securities Ltd. from 1999 to 2001. From 1998 to 1999 Mr. Juhasz was a bond trader at Kvantumbank Ltd. From 1996 to 1997 he was a tax consultant at Price Waterhouse. Pursuant to an agreement with Postabank, the Company is required, under certain conditions, to nominate for election to the Board one person designated by Postabank. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.”

Committees and Meetings of the Board of Directors

During the Company’s fiscal year ended December 31, 2002, the Board of Directors held six meetings. Each of the incumbent directors attended at least 75% of the aggregate of the meetings of the Board of Directors that were held during the 2002 fiscal year and the meetings of each committee on which he served that were held during the 2002 fiscal year while he was serving as a member of such committee.

The Company has standing Compensation-Stock Option, Audit and Executive Committees. The full Board of Directors acts as a nominating committee for the annual selection of its nominees for election of directors. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited such nominations. Such recommendations about potential nominees, together with appropriate biographical information, should be submitted to the Secretary of the Company by January 2nd of each year for that year’s annual meeting of stockholders, which is customarily held in the 3rd or 4th week of May each year.

The Executive Committee consists of Ole Bertram, Daryl A. Ferguson and Torben V. Holm. The committee was formed on May 25, 2000. Its duties include providing strategic policy and operational oversight for the Company. During the fiscal year ended December 31, 2002, the Executive Committee held three meetings.

Since May 25, 2000 the Compensation – Stock Option Committee (the “Compensation Committee”) has consisted of John B. Ryan, William E. Starkey (Chairman) and Leonard Tow. The function of the Compensation Committee is to administer the 2002 Incentive Stock Option Plan and the Director Stock Option Plan, and negotiate and determine the compensation of executive officers. The Compensation Committee held one meeting during the fiscal year ended December 31, 2002. See “- Compensation Committee Report on Executive Compensation.”

From December 2000 to February 18, 2002 the Audit Committee consisted of Soren Eriksen (of TDC), John B. Ryan (Chairman), and William E. Starkey. Thomas Gelting replaced Soren Eriksen as a representative of TDC on the Company’s Board and on the Audit Committee on February 18, 2002. The Company deems the Audit Committee members “independent” pursuant to Section 121(a) of the American Stock Exchange’s listing standards. The Audit Committee’s duties have included, among other things, recommending to the Board of Directors the appointment of independent auditors, reviewing their charges for services, reviewing the independence of the auditors, reviewing the scope and results of the audits performed, reviewing the adequacy and operation of the Company’s financial reporting and internal auditing, and performing such other duties or functions with respect to the Company’s accounting, financial and operating controls as deemed appropriate by it or the Board of Directors. During 2000, the Audit Committee adopted a written charter, which approval was ratified by the Company’s Board of Directors. During the fiscal year ended December 31, 2002 the Audit Committee held four meetings. In light of the enactment of the Sarbanes-Oxley Act of 2002 and the recent rules promulgated and proposed by the U.S. Securities and Exchange Commission in response thereto and the proposed corporate governance changes by the American Stock Exchange, the Company and its Audit Committee are in the process of reviewing such corporate governance rules and will make such changes as are necessary to ensure full compliance with the revised corporate governance rules. See “- Report of the Audit Committee.”

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

During the fiscal year ending December 31, 2000, the Audit Committee of the Board of Directors developed and approved a charter for the Committee, which was approved and ratified by the full Board of Directors on March 23, 2001.

As provided in the charter of the Audit Committee, the Audit Committee’s responsibilities include the following areas:

•	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

•	the independence and performance of the Company’s independent auditors; and

•	the Company’s compliance with legal and regulatory requirements.

The Company has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters addressed in the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met four times during fiscal 2002.

We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. We also discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel.

We regularly meet with the independent auditors who have unrestricted access to the Audit Committee.

We also recommend to the Board the appointment of the independent auditors and review periodically their fees, performance and independence from management.

The Directors who serve on the Audit Committee are all “Independent” for purposes of the American Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to Hungarian Telephone and Cable Corp. that may interfere with our independence from Hungarian Telephone and Cable Corp. and its management.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

We reviewed the Company’s audited financial statements and met with both management and KPMG Hungaria Kft., the Company’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

We have received from and discussed with KPMG Hungaria Kft. the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with KPMG Hungaria Kft. the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee continued to monitor the scope and adequacy of the Company’s accounting staff, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Thomas Gelting

John B. Ryan, Chairman

William E. Starkey

Compensation Committee Report on Executive Compensation

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Since May 2000 the Compensation – Stock Option Committee has consisted of John B. Ryan, William E. Starkey (Chairman) and Leonard Tow. The function of this committee is to administer the 2002 Incentive Stock Option Plan and the Director Stock Option Plan, and negotiate and determine the compensation of executive officers. The Compensation-Stock Option Committee held one meeting during the fiscal year ended December 31, 2002.

Executive Officer Compensation Policy

General. The Company’s compensation policy is designed to motivate, reward and retain the managerial and technical talent needed to achieve the Company’s business objectives. This policy provides for incentives to achieve short- and long-term objectives and rewards exceptional performance and accomplishments that contribute to the Company’s business. Compensation arrangements for the Company’s executive officers have been designed to align such compensation with the achievement of the Company’s business objectives and growth strategy. The Company has traditionally sought to achieve such alignment through employment contracts providing for fixed-base salaries, cash bonuses and the grant of stock options.

Employment Contracts. The Company has traditionally entered into an employment agreement with an executive officer effective with the individual’s appointment to an executive position. Employment agreements for executive officers, including the Chief Executive Officer, have been for terms from two to three years, and provide for fixed annual salaries over their terms. Base salaries are initially established through negotiations with the executive officer during the hiring process. The Company has also granted options to its executive officers in order to align the interests of such executives with those of the shareholders of the Company generally.

Chief Executive Officer’s Compensation. In 2001, the Compensation Committee negotiated a three-year employment agreement with the Company’s Chief Executive Officer, Ole Bertram, which was set to expire at the end of 2003. The Compensation Committee provided Mr. Bertram with a base salary based on comparable industry standards and a grant of options also based on comparable industry standards. The options are intended to provide Mr. Bertram with incentive to increase the Company’s market value. The employment agreement with Mr. Bertram also provides for a potential cash bonus tied to certain Company objectives established by the Compensation Committee. For the Company’s performance in 2001, the Company awarded Mr. Bertram a cash bonus of $95,000 in January 2002, which was based on the achievement of Company objectives relating to revenues, operating income, line connections, Internet Service customers, revenue per subscriber and an organizational restructuring. The Company also agreed to award Mr. Bertram 25,000 shares of Common Stock provided that Mr. Bertram maintains continuous employment with the Company through December 31, 2003. For the Company’s performance in 2002, the Company awarded Mr. Bertram a bonus of $98,000 in February 2003, which was based on the achievement of Company objectives relating to revenues, operating income, line connections, revenue per subscriber and certain services related to the long–term goals of the Company. The Company’s current objectives for Mr. Bertram are tied to its revenue growth, operating income, line connections, revenue per subscriber and strategic initiatives. The Company and Mr. Bertram also agreed to enter into a new employment agreement based on an indefinite term which gives each party the ability to terminate the agreement subject to certain notice requirements. Finally, Mr. Bertram’s cash compensation is in U.S. dollars. In response to the recent significant devaluation in the value of the dollar in relation to both the euro and the Hungarian forint and the higher inflation rate in Hungary as compared to the U.S. over the last several years, the Compensation Committee agreed to a one-time cash payment for Mr. Bertram and other ex-patriate employees in order to compensate such employees for the lower purchasing power of the dollar.

For a description of certain provisions of the Company’s employment contracts with certain of its executive officers, see “- Employment Agreements.”

In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended, the effect of which is to eliminate the deductibility of compensation of over $1 million, with certain exceptions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Company. Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Because the compensation of the Company’s current officers is well below the $1 million threshold, the Company has not yet considered its policy regarding this provision.

Members of the Compensation-Stock Option Committee

John B. Ryan

William E. Starkey, Chairman

Leonard Tow

Standard Remuneration of Directors and Other Arrangements

In May 2000, the Board adopted the current compensation structure for its non-employee directors pursuant to which the Co-Chairmen (Messrs. Ferguson and Holm) are to be compensated with a fixed quarterly fee of $3,000, a per meeting fee of $1,100 and $550 for meetings held via telephonic conference call. The other directors are compensated with a fixed quarterly fee of $2,500, a per meeting fee of $800 and $400 for meetings held via telephonic conference call. For committee meetings, the directors are paid $500 ($800 for the Chairman) for attendance at meetings and $250 ($400 for the Chairman) for meetings held via telephonic conference call. The Company also reimburses the directors for out-of-pocket expenses.

Director Stock Option Plan

The Board adopted the Hungarian Telephone and Cable Corp. Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”) to award options to the Company’s directors who are not officers or employees of the Company.

The Director Stock Option Plan has 250,000 shares of Common Stock available for issuance pursuant to option issuances to the eligible directors. The Compensation Committee administers the Director Stock Option Plan. The options have ten-year terms and may not be transferred except for limited estate planning purposes and by will or the laws of descent and distribution.

As of the date each year that any non-employee director is elected or re-elected to serve as a director by the stockholders of the Company at an Annual Meeting of Stockholders of the Company, each non-employee director is automatically granted an option to purchase 5,000 shares of Common Stock with an exercise price per share equal to the fair market value of a share of Common Stock on the date of such grant. Each automatic grant of any such options vests in the optionee, and thus become exercisable, at the earlier of (x) the date of the next Annual Meeting of Stockholders of the Company, or (y) one year from the date of such annual grant. On May 22, 2002, the Company granted each of Messrs. Ferguson, Gelting, Holm, Ryan, Starkey and Tow an option to purchase 5,000 shares of Common Stock, which options vest on May 21, 2003.

Executive Compensation

The following table sets forth certain information, for each of the Company’s last three fiscal years, with respect to compensation awarded to the Company’s Chief Executive Officer and certain current officers of the Company whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2002 (collectively, the “Named Executives”).

SUMMARY COMPENSATION TABLE		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compen- sation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)

Ole Bertram President and Chief Executive Officer	2002 2001 2000	260,000 250,000 234,954	95,000 78,300 90,000	36,000 36,000 36,000	100,000 100,000 100,000	30,000 30,000 30,000

Peter T. Noone General Counsel and Secretary	2002 2001 2000	170,000 162,000 150,000	20,000 15,000 24,675	— — —	20,000 15,000 15,000	— — —

William T. McGann Controller and Treasurer	2002 2001 2000	102,376 98,571 94,286	40,000 40,000 48,000	38,410 36,000 36,000	20,000 10,000 5,000	50,774 43,774 33,387

(1)	Consists of salaries paid pursuant to employment agreements. See “- Employment Agreements.”
(2)	The amounts reported for Mr. Bertram’s “Other Annual Compensation” consist of an annual housing allowance in the amount of $36,000. Mr. McGann’s “Other Annual Compensation” each year includes an annual housing allowance in the amount of $36,000.
(3)	All amounts reported for Mr. Bertram consist of Company contributions to a certain vested pension plan. All amounts reported for Mr. McGann consist of Company contributions to a certain vested pension plan.

The following table sets forth certain information with respect to options granted to the Named Executives during the fiscal year ended December 31, 2002.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price($)	Expiration Date	5% ($)	10% ($)

Ole Bertram	100,000	71.4	4.72	1/1/12	296,838	752,246

William T. McGann	20,000	14.3	4.72	1/1/12	59,368	150,449

Peter T. Noone	20,000	14.3	4.72	1/1/12	59,368	150,449

The options granted to Mr. Bertram in 2002 was exercisable in full one year after the date of grant. The options granted to Messrs. McGann and Noone were exercisable beginning on the date of grant.

The following table summarizes the exercise of stock options during fiscal 2002 by the Named Executives and provides information as to the unexercised stock options held by them at the end of the 2002 fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End Exercisable/Unexercisable

Ole Bertram	—	—	400,000/—	1,184,500/—

William T. McGann	—	—	36,000/—	104,860/—

Peter T. Noone	—	—	67,500/—	185,925/—

Employment Agreements

Ole Bertram – Mr. Bertram’s current employment agreement provides for an indefinite term with a current annual salary of $270,000, an annual $30,000 Company contribution to a retirement account and a $3,000 per month housing allowance. The agreement also provides for a potential target cash bonus of $100,000 and an annual award of a ten-year option to purchase at least 100,000 shares of Common Stock. The cash bonus is tied to certain corporate objectives set by the Compensation Committee. The options vest every six months in 50,000 share increments. The employment agreement for Mr. Bertram provides that if Mr. Bertram’s employment is terminated by the Company other than for cause, or if Mr. Bertram terminates the agreement due to a demotion other than for cause or because of a change in control of the Company, Mr. Bertram would be entitled to receive (i) six months’ salary, (ii) payment of any accrued entitlement to salary, expenses and allowances, and (iii) the immediate vesting and release of any unvested options. Mr. Bertram also has the right to terminate the agreement upon six months notice. The Company must give Mr. Bertram six months notice prior to termination by the Company for other than cause.

William T. McGann—Mr. McGann’s employment agreement provides for a indefinite term with a 2002 annual salary of $102,376, a 2002 annual Company contribution of $50,774 to a vested pension plan, and an annual housing allowance of $36,000. The employment agreement for Mr. McGann provides that if Mr. McGann’s employment is terminated by the Company without cause, or if Mr. McGann terminates the agreement due to a demotion other than for cause or because of a change in control of the Company, then Mr. McGann would be entitled to receive (i) six months’ salary, (ii) payment of any accrued entitlement to salary, expenses and allowances, and (iii) the immediate vesting and release of any unvested options. The Company must give Mr. McGann six months notice prior to termination by the Company for other than cause.

Peter T. Noone—Mr. Noone’s current employment agreement provides for an indefinite term with a 2003 annual base salary of $172,500 and the reimbursement of certain medical, dental and insurance costs in the amount of up to $5,700 per year. The agreement also provides for an annual award of ten-year options to purchase at least 20,000 shares of Common Stock. If Mr. Noone’s employment is terminated by the Company without cause, or if Mr. Noone terminates the agreement due to a change in control of the Company or because he suffers a demotion without cause, then Mr. Noone would be entitled to receive (i) six months salary and allowances, (ii) payment of any accrued entitlement to salary, expenses and allowances, and (iii) the immediate vesting and release of any unvested securities. The Company must give Mr. Noone six months notice prior to termination by the Company for other than cause.

Compensation Committee Interlocks and Insider Participation

Since May 2000 the Compensation – Stock Option Committee has consisted of John B. Ryan, William E. Starkey (Chairman) and Leonard Tow. The function of this committee is to administer the 2002 Incentive Stock Option Plan and the Director Stock Option Plan, and negotiate and determine the compensation of executive officers. The Compensation-Stock Option Committee held one meeting during the fiscal year ended December 31, 2002. No current or former members of the committee during such period were officers of the Company or any of its subsidiaries. Mr. Tow is the Chairman of the Board and the Chief Executive Officer of Citizens. See “Introduction – Stock Ownership of Certain Beneficial Owners” and “Introduction – Potential Changes in Control.”

Certain Relationships and Related Transactions

The Company has an outstanding bank credit facility with a banking syndicate. As of December 31, 2002, the balance on the credit facility was $104 million at the end of 2002. Postabank is one of eight banks in the banking syndicate. Sandor Juhasz, a nominee for director, is employed by Postabank. The Company is paying interest on such bank credit facility and making repayments on the principal semi-annually. Postabank also owns 2,428,572 shares of the Company’s outstanding Common Stock (19.9%) and holds warrants to purchase an additional 2,500,000 shares of Common Stock at $10 per share. The warrants are exercisable between January 1, 2004 and March 31, 2007. Postabank also holds $25 million of the Company’s notes, which mature in 2007. The Company is paying interest semi-annually on such notes. See “Introduction – Potential Changes in Control.”

Indebtedness of Management

No director, designated executive officer or nominee for election as a director of the Company has been indebted to the Company or any of its subsidiaries at any time during the last fiscal year in an amount in excess of $60,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and beneficial owners of over 10% of the Common Stock to file reports of holdings and transactions in the Common Stock. Based upon a review of the Forms 3, 4 and 5 required to be filed by such directors, officers and beneficial owners pursuant to Section 16(a) for the Company’s fiscal year ended December 31, 2002, the Company has not identified any reports that were not filed on time. The Company has not identified any transactions by such persons that did not have the necessary report filed.

Stock Performance Graph

The line graph on the following page compares the cumulative total stockholder return of the Company’s Common Stock to the cumulative total return of (i) the American Stock Exchange Market Index and (ii) a telecommunications industry index, for the period commencing January 1, 1998 and ending December 31, 2002. The Common Stock was first listed for quotation on the Nasdaq Small-Cap Market on December 28, 1992 and was quoted on the Nasdaq National Market from December 8, 1994 through December 19, 1995. On December 20, 1995, the Common Stock began trading on the American Stock Exchange. The graph assumes that $100 was invested on January 1, 1998, with any dividends reinvested on the date paid. The graph shows as of December 31st for each of the five years the hypothetical value of such initial $100 investment.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG THE

COMPANY, AMEX MARKET INDEX AND TELECOMMUNICATIONS INDUSTRY INDEX

ASSUMES $100 INVESTED ON JAN. 1, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2002

	1997	1998	1999	2000	2001	2002
Hungarian Telephone and Cable Corp.	$100.00	33.99	75.82	60.13	48.10	82.30

Telecommunications Industry Index	100.00	152.24	231.95	126.37	86.76	64.78

Amex Market Index	100.00	98.64	122.98	121.47	115.87	111.25

The Board of Directors recommends that stockholders vote “FOR” the election of the nominees named herein as directors

II.    RATIFICATION OF THE APPOINTMENT OF AUDITORS

The Board of Directors, on the recommendation of the Audit Committee, has reappointed the firm of KPMG Hungaria Kft. (“KPMG”) as independent auditors of the Company for the fiscal year ending December 31, 2003, subject to the ratification of the appointment by the Company’s stockholders. The following summarizes the fees paid to KPMG for services rendered during fiscal 2002.

Audit Fees

KPMG billed the Company approximately $261,832 in the aggregate for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the Company’s quarterly financial statements for the fiscal year ended December 31, 2002.

Financial Information Systems Design and Implementation Fees

KPMG did not perform any services for the Company in connection with any of the Company’s information systems, local area networks or the Company’s computer hardware or software systems.

All Other Fees

Other than the audit fees described above, KPMG billed the Company approximately $60,508 in the aggregate for services performed during the fiscal year ended December 31, 2002 relating generally to special projects, advice on various U.S. and Hungarian accounting issues, and assistance in the preparation of certain individual Hungarian income tax returns.

The Audit Committee of the Company’s Board of Directors has considered whether the rendering of such non-auditing services by KPMG is compatible with KPMG’s independence.

General

A representative of KPMG Hungaria Kft. is invited to attend the Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2003.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in the Company’s 2004 Proxy Statement for the Company’s Annual Meeting of Stockholders to be held in 2004. Any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than December 19, 2003. A shareholder proposal for the Company’s 2004 Annual Meeting of Stockholders which is submitted outside the processes of Rule 14a-8 is considered untimely if the Company did not have notice of such proposal at least 45 days before the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders. For the Company’s 2004 Annual Meeting of Stockholders, such date is February 26, 2004. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

OTHER BUSINESS

The Board of Directors is not aware of any matter other than the matters described above to be presented for action at the Meeting. However, if any other proper items of business should come before the Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

EXPENSES OF SOLICITATION

The Company will pay the expenses of this proxy solicitation. In addition to solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them, and the Company may reimburse them for certain reasonable out-of-pocket expenses incurred by them in connection therewith.

By Order of the Board of Directors,

/S/ DARYL A. FERGUSON	/S/ TORBEN V. HOLM
Daryl A. Ferguson	Torben V. Holm
Chairman of the Board	Chairman of the Board

April 9, 2003

Seattle, WA

Appendix A

PROXY	HUNGARIAN TELEPHONE AND CABLE CORP.	PROXY
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints DARYL A. FERGUSON and PETER T. NOONE, and each of them, with full power of substitution in each, as proxies for the undersigned, to represent the undersigned and to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 22, 2003, at 10:00 a.m. local time, at the Boston Marriott Long Wharf Hotel, 296 State Street, Boston, Massachusetts 02109, or at any adjournment or postponement thereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournments or postponements thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of such attorneys or proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

The Board of Directors recommends a vote “FOR” all nominees for director and the ratification of the appointment of KPMG Hungaria Kft. To vote in accordance with the Board’s recommendations, just sign on the reverse side; no boxes need to be marked. The shares represented by this proxy will be voted as directed by the stockholder, but if no instructions are specified as to any item or all items on a properly executed proxy, this proxy will be voted, with respect to such item(s), as follows: for the election of the Board nominees and for the listed proposal. If any other business is presented at the Meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

1.	The election as directors of all nominees listed below to serve until the 2004 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

INSTRUCTION:    To withhold your vote for one or more individual nominees, mark “FOR ALL EXCEPT” and strike a line through the name(s) of such person(s) in the list below.

OLE BERTRAM	DARYL A. FERGUSON	THOMAS GELTING

TORBEN V. HOLM	SANDOR JUHASZ	JOHN B. RYAN

WILLIAM E. STARKEY	LEONARD TOW

VOTE FOR ALL NOMINEES ☐	WITHHOLD FOR ALL NOMINEES ☐

FOR ALL EXCEPT ☐

2.	Ratification of the appointment of KPMG Hungaria Kft. as auditors of the Company for the fiscal year ending December 31, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Meeting and an Annual Report to Stockholders for the fiscal year ended December 31, 2002.

DATED:                                         , 2003

Signature

Signature

Please mark, date and sign as your name(s) appear(s) to the left and return in the enclosed envelope. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each shareholder named should sign.